PRESS RELEASE

Basic Earth Acquires Interest in 2nd Horizontal Bakken Well

Friday October 31, 9:00 am ET

DENVER, Oct. 31 /PRNewswire-FirstCall/ -- Basic Earth Science Systems, Inc. (Basic or the Company) (OTC Bulletin Board: BSIC - News) reported that it recently acquired a 1.5625% working interest (1.250% net revenue interest) in a second Dunn County, horizontal Bakken well operated by Marathon Oil Company. The Steffan 14-22H is currently flowing approximately 300 barrels of oil per day on a 14/64" choke and is still recovering completion fluids. Basic estimates that it spent approximately $100,000 on this effort.

"While small, this acquisition gives us additional exposure to the Bakken play in North Dakota," commented Ray Singleton, President of Basic. "The Company will continue to acquire small interests in various areas and from different operators as we make additions to the Bakken acreage we already own in our Banks prospect."

Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the "over-the- counter - bulletin board" under the symbol BSIC. Basic's web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-Q for the quarters ending June 30 and September 30, 2008, in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.